Exhibit 99.1

Press Release
www.shire.com

Shire appoints Olivier Bohuon to its Board of Directors

Dublin, Ireland – June 11, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces the appointment of Olivier Bohuon to the Shire Board of Directors as a Non-Executive Director. Olivier will also be a member of the Science & Technology Committee of the Shire Board. Both appointments will be effective from July 1, 2015.

Olivier has served as Chief Executive Officer of Smith & Nephew plc, a global medical technology company, since 2011. He has extensive international business and leadership experience across a number of pharmaceutical and healthcare companies in Europe, the Middle East and U.S. He also serves as a Non-Executive Director of Virbac Group SA.

Susan Kilsby, Shire’s Chairman, commented: “Olivier Bohuon further enriches the Shire Board of Directors, bringing direct experience and deep knowledge of pharmaceuticals and healthcare in today’s fast-changing global environment as well as executive and board leadership in dynamic industries such as medical technology. We are especially pleased he will join the Shire Board at a time we are rapidly transforming to a global biotech focused on the unmet medical needs in rare diseases and other specialty conditions.”

Olivier is a member of the Smith & Nephew plc Board of Directors, where he also serves on the Nomination & Governance Committee. Prior to Smith & Nephew, Olivier served as the Chief Executive Officer and President of Pierre Fabre Group, and as President of Abbott Pharmaceuticals, a division of Abbott Corporation based in the U.S. He has also held diverse commercial leadership positions for GlaxoSmithKline and its predecessor companies in France. Olivier has an MBA from HEC Paris School of Management and a Doctorate in Pharmacy from the University of Paris.

No further information is required to be disclosed under Listing Rule 9.6.13R.

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Michele Galen	mgalen@shire.com	+1 781 482-1867
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

About Smith & Nephew

Smith & Nephew is a global medical technology business dedicated to helping healthcare professionals improve people's lives. With leadership positions in Orthopaedic Reconstruction, Advanced Wound Management, Sports Medicine and Trauma & Extremities, Smith & Nephew has around 14,000 employees and a presence in more than 100 countries. Annual sales in 2014 were more than $4.6 billion. Smith & Nephew is a member of the FTSE100 (LSE: SN, NYSE: SNN).

For more information about Smith & Nephew, please visit our corporate website www.smith-nephew.com, follow @SmithNephewplc on Twitter or visit SmithNephewplc on Facebook.com